SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): January 29, 2002


                          ILLINOIS TOOL WORKS INC.
           (Exact name of registrant as specified in its charter)


            DELAWARE                     1-4797                  36-1258310
     (State or other jurisdiction    (Commission File         (I.R.S. Employer
              of incorporation)          Number)             Identification No.)

              3600 West Lake Avenue, Glenview, Illinois 60025
            (Address of principal executive offices) (Zip Code)


     Registrant's telephone number, including area code: (847) 724-7500


                                    None
             -------------------------------------------------
                     (Former name or former address, if
                         changed since last report.)

Item 5.  Other events

Illinois Tool Works Inc. announced its 2001 fourth quarter and 2001 full year results in the press release filed as Exhibits 99.1.

Item 7.  Financial Statements and Exhibits

(c)     Exhibits.

99.1 Text of Press Release issued by Illinois Tool Works Inc. dated January 29, 2002.



                                 SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                           ILLINOIS TOOL WORKS INC.



Date:  January 30, 2002                    By:  /s/ Jon C. Kinney
                                           -------------------------------------
                                           Name:    Jon C. Kinney
                                           Title:   Senior Vice President and
                                                    Chief Financial Officer

                                                                  Exhibit 99.1
                                                                  ------------

      ITW Reports 5% Decrease in Operating Revenues and 6% Decline in
       Diluted Earnings Per Share for 2001 Fourth Quarter; Full Year
          Revenues Drop 2% and Diluted Earnings Per Share Fall 17%

GLENVIEW, Ill. -- (January 29, 2002) -- Illinois Tool Works Inc. (NYSE:
ITW) today reported that 2001 fourth quarter diluted earnings per share decreased 6 percent versus the prior year period due to continued weakness in many of the Company's North American and international end markets. Operating revenues were down 5 percent, operating income dropped 9 percent and net income declined 5 percent in the recently ended fourth quarter. The Company's operating results were restated for the fourth quarter and full year to reflect the pending divestiture of all of the businesses in the Consumer Products Segment. Results for these businesses have been reclassified as discontinued operations.

Net income for the 2001 fourth quarter fell to $191.1 million from $201.5 million in the 2000 fourth quarter. Diluted earnings per share for the 2001 fourth quarter was 62 cents versus 66 cents for the year earlier period. The decrease in fourth quarter net income and diluted earnings per share was mitigated by the significant write-downs and restructuring taken in the fourth quarter of 2000.

The decline in fourth quarter earnings was principally the result of ongoing weakness in North American end markets and softening in some international end markets. Total Company base business revenues, which were at minus 9 percent for the fourth quarter, consisted of minus 10 percent in North America and minus 6 percent internationally. For the 2001 fourth quarter, operating revenues were $2.3 billion versus $2.4 billion for the year earlier period. Operating income was $305.3 million compared to $335.1 million for the same period.

Full year 2001 net income of $805.7 million decreased 16 percent compared with $958 million for the 2000 period. Diluted earnings per share of $2.63 was 17 percent lower than the $3.15 for the year earlier period. Operating revenues of $9.3 billion declined 2 percent and operating income of $1.3 billion fell 17 percent versus the year earlier period.

The Company's cash generation from operations continued to be strong in the quarter and reflected reduced working capital and capital expenditures as a result of the slower economy. On a year to date basis, ITW's invested capital declined $422 million, excluding the effect of acquisitions. Coupled with $806 million of net income, ITW had free cash of $1.2 billion. As a result, the Company has been able to fund a $556 million acquisition program, pay dividends of $249 million and reduce debt levels.

"Major ITW initiatives continued in the fourth quarter and included programs designed to soften the impact of current economic weakness and to improve our long-term operating performance," said W. James Farrell, Chairman and Chief Executive Officer. "For the short-term, our businesses continued to carry out cost reduction programs to help offset weak end market conditions. Thanks to those efforts, our fourth quarter SG&A costs declined 9 percent and our cost of goods sold decreased 1 percent. To help us achieve future growth, we invested nearly $8 million in restructuring projects. We believe these investments will have significant payback, especially as our end markets improve as the year progresses."

Segment highlights include:

North American Engineered Products fourth quarter revenues and operating income declined 6 percent and 9 percent, respectively, primarily due to the slowdown in ITW businesses manufacturing short-lead time products for the construction, industrial plastics/electronics, electronic component packaging and automotive sectors. Lower margins of acquired businesses accounted for most of the 40 basis point decline in fourth quarter operating margins. For the full year, revenues were down 7 percent and operating income fell 22 percent. Full year operating margins were down 310 basis points.

International Engineered Products fourth quarter revenues declined 3 percent as base business contributions from the fluid products and construction-related businesses were more than offset by weakness in the electronic component packaging, automotive and industrial plastics/electronics businesses. Operating income improved 114 percent due to major asset write- downs recorded in the fourth quarter of 2000 associated with Wilsonart. As a result, operating margins were 700 basis points higher than the prior year period. For the full year, revenues were flat and operating income increased 6 percent. Operating margins for 2001 were up 60 basis points.

Specialty Systems North America fourth quarter revenues were down 3 percent largely due to base business weakness in the food equipment, industrial packaging and welding businesses. Operating income was down 32 percent as demand for both systems and consumables in a number of our capital goods businesses slackened in the fourth quarter. Revenue declines and the impact of acquisitions were primarily responsible for an operating margin decrease of 460 basis points for the fourth quarter. For 2001, revenues were up 1 percent and operating income fell 24 percent. Full year operating margins declined 430 basis points.

International Specialty Systems fourth quarter revenues declined 6 percent due principally to base business weakness in the industrial packaging and food equipment businesses. The 26 percent increase in operating income for the quarter was due to restructuring charges taken in the fourth quarter of 2000 for Food Equipment businesses. As a result, operating margins improved 250 basis points for the quarter. For the full year, revenues and operating income were down 4 percent and 5 percent, respectively. Operating margins in 2001 were essentially flat with the prior year.

Leasing and Investments operating income was down 46 percent for the fourth quarter as a result of large gains on sales of assets from the mortgage portfolio in the fourth quarter of 2000. For the full year, operating income was down 5 percent.

Looking ahead, the Company is forecasting virtually no improvement in end markets for the 2002 first quarter. As a result, the Company projects first quarter 2002 diluted earnings per share to be in the range of 53 cents to 63 cents. For full-year 2002, the Company is forecasting diluted earnings per share to be in the range of $2.95 to $3.25 based on expected improving economic trends in the second half of the year.

This Fourth Quarter 2001 Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions in the first quarter of 2002 and the Company's earnings forecast. These statements are subject to certain risks, uncertainties, and other factors, which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in ITW's Form 10-Q for the Third Quarter.

ITW is a $9.3 billion diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 600 decentralized operations in 43 countries and employs approximately 52,000 people.

CONTACT: John Brooklier, 847-657-4104
    ILLINOIS TOOL WORKS INC.
    (In thousands except per share data)

                                    THREE MONTHS ENDED     TWELVE  MONTHS ENDED
                                       DECEMBER 31,            DECEMBER 31,
    STATEMENT OF INCOME (a)         2001        2000         2001        2000
    Operating Revenues            $2,278,281  $2,390,220  $9,292,791 $9,511,647
       Cost of revenues            1,530,776   1,544,978   6,191,253  6,111,392
       Selling,
        administrative, and
        R&D expenses                 414,825     456,142   1,690,850  1,703,897
       Amortization of
        goodwill & other
        intangibles                   27,371      54,040     104,585    118,905
    Operating Income                 305,309     335,060   1,306,103  1,577,453
       Interest expense              (14,740)    (19,407)    (68,051)   (69,995)
       Other expense                  (4,723)     (7,574)     (7,203)   (11,456)
    Income From Continuing
     Operations Before
     Income Taxes                    285,846     308,079   1,230,849  1,496,002
       Income taxes                   98,137      99,176     428,400    526,551
    Income From Continuing
     Operations                     $187,709    $208,903    $802,449   $969,451
    Income (Loss) From
     Discontinued Operations           3,361      (7,409)      3,210    (11,471)
    Net Income                       191,070    $201,494    $805,659   $957,980

    Income Per Share from
     Continuing Operations:
        Basic                          $0.62       $0.69       $2.64      $3.21
        Diluted                        $0.61       $0.69       $2.62      $3.18

    Income Per Share from
     Discontinued Operations:
        Basic                          $0.01      $(0.02)      $0.01     $(0.04)
        Diluted                        $0.01      $(0.02)      $0.01     $(0.04)

    Net Income Per Share :
        Basic                          $0.63       $0.67       $2.65      $3.18
        Diluted                        $0.62       $0.66       $2.63      $3.15


    Shares outstanding during
     the period :
        Average                      304,732     302,199     304,112    301,573
        Average assuming
         dilution                    306,621     304,715     306,306    304,414



                                            DEC 31,      SEPT 30,       DEC 31,
    STATEMENT OF FINANCIAL POSITION (a)      2001          2001           2000
    ASSETS
    Cash & equivalents                     $282,224      $229,313      $151,295
    Trade receivables                     1,450,029     1,571,170     1,583,389
    Inventories                             994,156     1,082,458     1,107,734
    Deferred income taxes                   197,428       187,312       175,892
    Prepaids and other current assets       139,226       132,302       147,798
    Net current assets of discontinued
     operations                             100,181        92,386       102,040
       Total current assets               3,163,244     3,294,941     3,268,148

    Plant & equipment                     4,103,960     4,111,156     3,889,643
    Less: accumulated depreciation       (2,470,270)   (2,459,628)   (2,259,760)
       Net plant & equipment              1,633,690     1,651,528     1,629,883

    Investments                           1,151,525     1,294,550     1,170,392
    Goodwill & other intangibles          2,738,694     2,743,445     2,413,248
    Deferred income taxes                   439,278       499,966       474,001
    Other assets                            459,429       456,807       418,461
    Net noncurrent assets of discontinued
     operations                             109,729       128,127       140,714
                                         $9,695,589   $10,069,364    $9,514,847


    LIABILITIES and STOCKHOLDERS' EQUITY
    Short-term debt                        $313,447      $584,130      $425,789
    Accounts payable                        367,249       393,193       438,436
    Accrued expenses                        737,456       748,996       782,669
    Cash dividends payable                   67,084        67,001        60,490
    Income taxes payable                     32,922       108,757        49,313
       Total current liabilities          1,518,158     1,902,077     1,756,697

    Long-term debt                        1,267,141     1,380,371     1,549,038
    Other liabilities                       869,552       896,075       808,125
       Total non-current liabilities      2,136,693     2,276,446     2,357,163

    Common stock                              3,052         3,048         3,027
    Additional paid-in capital              675,856       631,414       584,357
    Income reinvested in the business     5,765,421     5,641,435     5,214,098
    Common stock held in treasury            (1,666)       (1,666)       (1,783)
    Cumulative translation adjustment      (401,925)     (383,390)     (398,712)
       Total stockholders' equity         6,040,738     5,890,841     5,400,987
                                         $9,695,589   $10,069,364    $9,514,847


    (a) Restated to reflect the Consumer Products segment as a discontinued operation